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Ex 99(c)(1)

April 18, 2002

Special Committee of the Board of Directors
Of Westminster Capital, Inc.
Board of Directors of Westminster Capital, Inc.

Ladies and Gentlemen:

        We understand that Westminster Capital, Inc. ("Company" hereinafter) is offering $2.80 per share (the "Consideration") in exchange for those shares of the Company's stock which are held by the public ("Public Stockholders") as well as approximately 20 percent of the outstanding shares which are held by a stockholder who has the ability to elect a member to the Company's Board of Directors and is related to two members of the Company's Board of Directors (the "Related Stockholder" and together with the Public Stockholders, the "Stockholders"). Such transaction is referred to herein as the "Transaction." It is our understanding that the Company has formed a Special Committee of the Board of Directors (the "Committee") to consider certain matters relating to the Transaction.

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports to stockholders and annual reports on Form 10-K for the four fiscal years ended December 31, 2001, which the Company's management has identified as being the most current financial statements available;

  2.
  reviewed One Source Industries, LLC's audited financial statements for the three fiscal years ended December 31, 2000, unaudited financial statements for the fiscal year ending December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which One Source Industries, LLC's management identified as being the most current financial statements available;

  3.
  reviewed Matrix Visual Solutions' audited financial statements for the three fiscal years ended September 30, 1999, December 31, 2000 and December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Matrix Visual Solutions' management identified as being the most current financial statements available;

  4.
  reviewed Westland Associates Inc.'s unaudited financial statements for the four fiscal years ended December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Westland Associates Inc.'s management identified as being the most current financial statements available;

  5.
  reviewed Physician Advantage, LLC's unaudited financial statements for the four fiscal years ended December 31, 1998 through December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Physician Advantage, LLC's management identified as being the most current financial statements available;

  6.
  reviewed copies of the April 18, 2002 final versions of certain tender offer documents;

  7.
  reviewed the Stock Purchase Agreement by and among Westminster Capital, Inc. and Gibralt Capital Corporation and MDB Capital Corp., Ltd., dated April 16, 2002;

  8.
  met with certain members of the Company's senior management and of each of the operating subsidiaries (the "Operating Subsidiaries"), including One Source Industries, LLC, Matrix Visual Solutions, Westland Associates Inc., and Physician Advantage, LLC to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and the Holding Companies;

  9.
  visited certain facilities and business offices of the Company, One Source Industries, LLC and Matrix Visual Solutions;

  10.
  reviewed forecasts and projections prepared by the Company's and Operating Subsidiaries' management with respect to the Operating Subsidiaries for the fiscal year ended December 31, 2002;

  11.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  12.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Operating Subsidiaries, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

  13.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Furthermore, we have assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of the Opinion and that there were no facts or information regarding the Company that would cause the information supplied to us to be incomplete or misleading in any material respect. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company.

        We have been assured by the Company that the Company has no plans nor any intention to pursue a short or long form merger, to engage in a sale of control transaction or to liquidate the Company. Based on this assurance, and with your concurrence and the concurrence of the Company, we assumed for purposes of its valuation analysis that these were not available options. Accordingly, we conducted the valuation analysis of the Company on a going-concern and minority interest basis and did not consider the Company's liquidation value in determining whether the consideration offered in the Transaction was fair to the Company's Stockholders, from a financial point of view. We informed you and the Company that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the shares.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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  Ex 99(c)(1)